BRASS EAGLE INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 23, 2001

To the Stockholders of Brass Eagle Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of Brass Eagle Inc. will be held at the Clarion Hotel and Convention Center, 211 Southeast Walton Boulevard, Bentonville, Arkansas 72712 on May 23, 2001 at 10:30 a.m. CDT for the following purposes:

1.  To elect six directors of Brass Eagle.

2.  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on March 30, 2001, will be entitled to notice of, and to vote at, the meeting.

You are cordially invited to the meeting. WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE IN RETURNING YOUR PROXY.

By Order of the Board of Directors

JOHN D. FLYNN
Secretary

Bentonville, Arkansas
April 18, 2001

YOUR VOTE IS IMPORTANT!

PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY

BRASS EAGLE INC.

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 23, 2001

   The enclosed Proxy is solicited by and on behalf of the Board of Directors of Brass Eagle Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held on May 23, 2001 at 10:30 a.m. CDT at the Clarion Hotel and Convention Center, 211 Southeast Walton Boulevard, Bentonville, Arkansas 72712, or at any adjournment or adjournments thereof. The address of Brass Eagle's principal executive offices is 1201 S.E. 30th Street, Bentonville, Arkansas 72712, and its telephone number is 501/464-8700. This proxy material is first being mailed to stockholders on April 18, 2001. Only stockholders of record at the close of business on March 30, 2001 are entitled to notice of, and to vote at, the meeting.

   Proxies solicited herein will be voted in accordance with any directions contained therein, unless the Proxy is received in such form or at such time as to render it ineligible to vote, or unless properly revoked. If no choice is specified, the shares will be voted in accordance with the recommendations of the Board of Directors as described herein. Any stockholder giving a Proxy has the power to revoke it, at any time before it is voted, by written revocation delivered to the Secretary of Brass Eagle.

   If matters of business other than those described in the Proxy properly come before the meeting, the persons named in the Proxy will vote in accordance with their best judgment on such matters. The Proxies solicited herein shall not confer any authority to vote at any meeting of stockholders other than the meeting to be held on May 23, 2001, or any adjournment or adjournments thereof.

   The cost of soliciting Proxies will be borne by Brass Eagle. Brass Eagle will reimburse brokers, custodians, nominees and other fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners of shares. In addition to solicitation by mail, certain officers and employees of Brass Eagle may solicit Proxies by telephone, telegraph or personally. These persons will receive no compensation other than their regular salaries.

OUTSTANDING STOCK; VOTING RIGHTS;
VOTE REQUIRED FOR APPROVAL

   The stock transfer books of Brass Eagle will not be closed, but only stockholders of record at the close of business on March 30, 2001 will be entitled to notice of, and to vote at, the meeting. At that date, there were 7,143,135 shares of Common Stock outstanding. Each stockholder is entitled to one vote for each share of stock owned of record at the close of business on March 30, 2001.

   In order to be elected as a Director of Brass Eagle, each nominee must receive a plurality of the votes cast at the meeting for that position. Abstentions and shares held by a broker that has indicated that it does not have discretionary authority to vote on a particular matter will not be counted as votes cast.

PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding persons who beneficially owned five percent (5%) or more of Brass Eagle's Common Stock at the close of business on March 30, 2001. Brass Eagle believes that the persons and entities listed in the table have sole voting and investment power as to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.
	Number of Shares of
Name and Address	Common Stock	Percent of
Of Beneficial Owner	Beneficially Owned	Outstanding Shares(1)

Charter Oak Partners(2)	3,674,474	51.4%
10 Wright Street
Westport, Connecticut 06877

Dimensional Fund Advisors Inc.(3)	527,900	7.4%
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401

Anthony J. Dowd	3,677,249 (4)	51.5%
10 Wright Street
Westport, Connecticut 06877

Marvin W. Griffin	604,281 (5)	8.2%
1201SE 30th Street
Bentonville, AR 72712

(1)  The "percent of outstanding shares" is based upon the 7,143,135 shares of Common Stock outstanding as of March 30, 2001. The "percent of outstanding shares" of each person who holds currently exercisable options includes as outstanding shares of Common Stock the shares underlying such options; however, the shares underlying such options are not deemed outstanding for the purpose of computing the "percentage of outstanding share" beneficially owned by any other person or entity.

(2)  Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2001.

(3)  Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 2, 2001.

(4)  Includes all of the shares of Common Stock owned by Charter Oak Partners because, as Director of Private Investments of Charter Oak Partners, Mr. Dowd may be deemed to beneficially own such shares. Mr. Dowd disclaims beneficial ownership of shares held by Charter Oak Partners except to the extent of his proportionate interest therein.

(5)  Includes 236,824 shares subject to currently exercisable options.

EQUITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 30, 2001, by (i) each nominee for election as a director who holds shares of common stock, (ii) each of the named individuals in the Summary Compensation Table, and (iii) all directors and executive officers of Brass Eagle as a group. Brass Eagle believes that the persons listed in the table have sole voting and investment power as to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

	Number of Shares of
Name	Common Stock	Percent of
of Beneficial Owner	Beneficially Owned	Outstanding Shares(1)

Marvin W. Griffin	604,281 (2)	8.2%

E. Lynn Scott	328,459 (3)	4.5%

Anthony J. Dowd	3,677,249 (4)	51.5%

H. Gregory Wold	45,445	0.6%

Steven R. DeMent	37,416 (5)	0.5%

J.R. Brian Hanna	20,196 (6)	0.3%

Mark Skrocki	2,500 (7)	0.0%

John D. Flynn	70,272 (8)	1.0%

All directors and executive officers as a group	4,852,922 (4)(9)	63.0%

(1)  The "percent of outstanding shares" is based upon the 7,143,135 shares of Common Stock outstanding as of March 30, 2001. The "percent of outstanding shares" of each person who holds currently exercisable options includes as outstanding shares of Common Stock the shares underlying such options; however, the shares underlying such options are not deemed outstanding for the purpose of computing the "percentage of outstanding shares" beneficially owned by any other person or entity.

(2)  Includes 236,824 shares subject to currently exercisable options.

(3)  Includes 206,847 shares subject to currently exercisable options.

(4)  Includes all of the shares of Common Stock owned by Charter Oak Partners because, as Director of Private Investments of Charter Oak Partners, Mr. Dowd may be deemed to beneficially own such shares. Mr. Dowd disclaims beneficial ownership of shares held by Charter Oak Partners except to the extent of his proportionate interest therein.

(5)  Includes 30,305 shares subject to currently exercisable options.

(6)  Includes 19,446 shares subject to currently exercisable options.

(7)  Includes 2,500 shares subject to currently exercisable options.

(8)  Includes 19,990 shares subject to currently exercisable options.

(9)  Includes 554,192 shares subject to currently exercisable options.

ELECTION OF DIRECTORS

   Six Directors are to be elected by the stockholders at the annual meeting for a term of one year and until the election and qualification of their successors. The Proxies solicited hereby will be voted "FOR" the election as Directors of the six persons hereinafter identified unless authority is withheld. Brass Eagle does not know of any nominee who will be unable to serve, but should any nominee be unable or decline to serve, the discretionary authority provided in the Proxy will be exercised to vote for a substitute or substitutes. Brass Eagle has no reason to believe that any substitute nominee will be required. Robert Sarrazin was elected to the Board of Directors on February 13, 2001 to fill a vacancy. The Board was expanded to six directors, and C. Miles Schmidt was elected to the Board of Directors on March 5, 2001, to comply with new audit committee rules. The bylaws allow for three to nine directors. No more than six directors can be voted for on a single proxy.

Nominees

   Marvin W. Griffin, 62, has been Chairman of the Board of Brass Eagle since its inception in September 1997. Mr. Griffin has been Chairman of the Board of Daisy Manufacturing Company since 1998 and was President and Chief Executive Officer of Daisy Manufacturing, Inc. ("Daisy") from 1988 to 1998. From 1983 to 1987, Mr. Griffin was the Chief Executive Officer of the Coca-Cola Bottling Company Consolidated, a soft-drink bottling company, and was the Senior Vice President of Sales and Marketing at Coca-Cola U.S.A., a soft-drink maker, from 1980 to 1983.

   E. Lynn Scott, 47, has been President and Chief Executive Officer of Brass Eagle since its inception in September 1997. Mr. Scott was responsible for developing Daisy's paintball operations through its Brass Eagle division and he served as President of the division since November 1996. Prior to that, he served as Vice President, Sales and Marketing of Daisy from June 1989 to April 1997. Before joining Daisy, Mr. Scott served as Vice President, Sales and Marketing at Skeeter Products and Crosman, both divisions of The Coleman Company that specialize in sporting goods. He is also a Director of Daisy.

   Anthony J. Dowd, 41, has been a Director of Brass Eagle since its inception in September 1997. He serves as Director of Private Investments for Charter Oak Partners, a private investment firm, and has served in that capacity since May 1992. Mr. Dowd has served as a Director of Daisy since June 1993, and serves as a director of several privately held companies. Prior to joining Charter Oak Partners, he served as a Senior Associate at James D. Wolfensohn, Inc. (now BT Wolfensohn), an investment banking firm, from 1988 to 1991.

   H. Gregory Wold, 66, has been a Director of Brass Eagle since its inception in September 1997. Mr. Wold joined the Ford Motor Company, an auto manufacturer, in 1964 and served as Director, Business Development from 1996 to 1997 and its Associate Director, Corporate Strategy from 1986 to 1996. Mr. Wold retired from the Ford Motor Company in 1997. He is also a Director of Daisy.

   Robert P. Sarrazin, 30, was appointed a Director on February 13, 2001. He has been with Charter Oak Partners, a private investment firm, since August 1995, and now serves as Principal. Mr. Sarrazin also serves as a director of several privately held companies. Prior to joining Charter Oak Partners, Mr. Sarrazin was employed in the Equity Sponsor Group and High Yield Group at Credit Suisse First Boston Corp., an investment banking firm, from 1993 to 1995.

   C. Miles Schmidt, 59, was appointed a Director on March 5, 2001. Mr. Schmidt is currently President and Chief Executive Officer of Halcore Group, Inc., a manufacturer of ambulances, of Grove City, Ohio. From 1990 to 1998, Mr. Schmidt was President of C.M. Schmidt & Associates Inc., a consulting firm.

Directors' Meetings and Committees

   The Board of Directors met twenty times during 2000, on January 12, 18, 21; February 4, 22; March 16, April 26, June 5, July 21, 24; August 15, September 14, 15, 21, 27, 28; October 2, December 2, 15, 18.

   The Board currently has two standing committees to assist it in the discharge of its responsibilities: an Audit Committee and a Compensation Committee. The Audit Committee is currently composed of Anthony J. Dowd , H. Gregory Wold, and C. Miles Schmidt, Jr. and reviews the professional services provided by Brass Eagle's independent auditors and the independence of such auditors from management of Brass Eagle. Additionally, the Audit Committee reviews the scope of the audit by Brass Eagle's independent auditors, the annual financial statements of Brass Eagle, Brass Eagle's system of internal accounting controls, and such other matters with respect to the accounting, auditing, and financial reporting practices and procedures of Brass Eagle as it finds appropriate or as are brought to its attention.

The fees for Crowe Chizek, the independent accountants for 2000, were as follows:
Financial Statements Audit and Tax Services and Quarterly Review Services	Financial Information Systems Design and Implementation Fees	All Other Fees
$175,520	-0-	$205,634

   The Compensation Committee, which met twice during 2000, is composed of Anthony J. Dowd, E. Lynn Scott, and Marvin Griffin and serves to establish the compensation of officers of Brass Eagle and to establish and administer Brass Eagle's compensation programs.

   None of the nominees for director attended fewer than 75 percent (75%) of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he served.

REPORT OF AUDIT COMMITTEE:

   On June 5, 2000, the Board adopted an Audit Committee Charter, which is attached to this proxy statement as Exhibit A. On March 5, 2001 C. Miles Schmidt was elected to the Board of Directors and appointed a member of the Audit Committee. The Board approved Tony Dowd's participation as a non-independent member of the Audit Committee in accordance with the NASDAQ listing standards exception. Mr. Dowd, as an employee of Brass Eagle's majority stockholder, is not deemed an independent director under NASDAQ's listing standards relating to Audit Committees. The Board found Mr. Dowd's membership was necessary due to his extensive financial expertise and his comprehensive knowledge of the history of the Company. Mr. Dowd is Director of Private Investments of Charter Oak Partners, the owner of 51.4 percent of the Company's outstanding common stock.

   On March 13, 2001, the newly constituted Audit Committee for fiscal year ending December 31, 2000 met to review several matters. The committee reviewed the Company's Annual Report on Form 10-K and the audited financial statements and discussed them with management of the Company. The Audit Committee received the written disclosures and the letter from the independent accountants (Crowe Chizek) required by Independence Standards Board Standard No. 1., and has discussed with Crowe Chizek their independence from Company management. The Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included with the Company's Annual Report on Form 10-K.

Submitted by the Audit Committee of the Board of Directors:

Anthony H. Dowd
C. Miles Schmidt, Jr.
H. Gregory Wold

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
THE ELECTION AS DIRECTORS OF THE SIX PERSONS
IDENTIFIED ABOVE AS NOMINEES.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Cash and Other Compensation

   The following table sets forth, for the fiscal years indicated, the cash and other compensation provided by Brass Eagle and its subsidiaries to the Chief Executive Officer and each of the other most highly compensated executive officers whose total annual salary and bonus exceed $100,000 (the "Named Executive Officers").

Summary Compensation Table (1)

		Annual Compensation		Long-Term CompensationAwards
Name and Principal Position	Year	Salary($)	Bonus($)	Shares of Common Stock Underlying Options (#)	All Other Compensation ($) (1)
E. Lynn Scott President and Chief Executive Officer	2000 1999 1998	193,500 180,0007 160,000	49,830 0 80,000	14,145 40,000 0	5,634 5,384 5,376
Steven R. DeMent Vice President, Operations	2000 1999 1998	138,915 132,300 126,000	30,005 0 63,000	10,500 20,000 0	3,075 2,366 1,647
J.R. Brian Hanna Vice President, Finance and Chief Financial Officer	2000 1999 1998	132,825 123,210 115,000	33,909 0 57,500	10,500 21,225 0	3,449 1,964 2,079
Mark Skrocki (2) Vice President Sales	2000 1999	120,000 55,554	26,600 0	10,500 10,500	3,133 --
John D. Flynn (3) Vice President, General Counsel	2000 1999 1998	107,000 101,920 57,820	19,260 0 28,584	8,500 15,000 0	3,652 3,075 788

(1)  Includes contributions to the 401(k) Retirement Savings Plan, payments of life insurance premiums, by Brass Eagle. For 2000 such amounts were as follows: E. Lynn Scott: $5,250 for 401(k) contributions, $384 for insurance premiums; Steven R. DeMent: $2,691 for 401(k) contributions, $384 for insurance premiums; J.R. Brian Hanna: $3,066 for 401(k) contributions, $382 for insurance premiums; Mark Skrocki: $2,788 for 401(k) contributions, $346 for insurance premiums; John D. Flynn: $3,344 for 401(k) contributions, $308 for insurance premiums.

(2)  Mr. Skrocki became employed by Brass Eagle as of August 4, 1999. Consequently Mr. Skrocki's salary for 1999 represents only five months of his annual salary.

(3)  Mr. Flynn became employed by Brass Eagle as of June 1, 1998. Consequently, Mr. Flynn's salary for 1998 represents only seven months of his annual salary.

Stock Option Grants

The following table sets forth information concerning stock options granted to the Named Executive Officers during December 2000:

Option Grants in Last Fiscal Year
	Individual Grants						Potential Realizable(1) Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Shares of Common Stock Underlying Options Granted (#)	Date of Grant	% of Total Options Granted to Employees in Fiscal Year	Exercise Price(1) ($/Share)	Market Value on Date of Grant	Expiration Date	5% ($)	10% ($)
E. Lynn Scott	14,145	12/20/00	19.3%	$4.375	$4.375	12/20/10	38.919	180,348
Steven R. DeMent	10,500	12/20/00	14.3%	$4.375	$4.375	12/20/10	28,890	133,874
J.R. Brian Hanna	10,500	12/20/00	14.3%	$4.375	$4.375	12/20/10	28,890	133,874
Mark Skrocki	10,500	12/20/00	14.3%	$4.375	$4.375	12/20/10	28,890	133,874
John D. Flynn	8,500	12/20/00	11.6%	$4.375	$4.375	12/2010	23,387	108,374

Stock Option Exercises and Holdings

   The following table sets forth information concerning stock held as of the end of the last fiscal year by the Named Executive Officers. As indicated in the table, none of the Named Executive Officers exercised any options during 2000.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION VALUES
			Shares of Common Stock Underlying Unexercised Options at Fy-End (#)		Value of Unexercised In-the-Money Options at FY- End ($)(1)
Name	Shares of Common Stock Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

E. Lynn Scott	0	$0	199,347	62,208	$954,905	$45,971

Steven R. DeMent	0	$0	27,805	29,380	$ 78,881	$34,125

J.R. Brian Hanna	0	$0	16,946	30,299	$ 0	$34,125

Mark Skrocki	0	$0	2,500	18,000	$ 0	$34,125

John D. Flynn	0	$0	18,740	21,025	$ 78,881	$27,625

(1)  Represents the amount by which the market price at fiscal year end of the shares underlying unexercised options exceed the exercise price for such shares.

Compensation of Directors

   Each director of Brass Eagle who is not also an employee of Brass Eagle receives, as an annual fee, Common Stock having a fair market value of $8,000 at the time of its issuance in quarterly installments. All directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board and Board committees and other activities relating thereto.

Employment Agreement

   Brass Eagle has entered into an Employment Agreement with E. Lynn Scott. The Agreement provides for an initial three-year term expiring September 15, 2000, which automatically extends each year, subject to the right of either party not to extend the Agreement upon ninety (90) days' notice. In addition, Mr. Scott may elect to terminate his employment in the event of a change-in-control of Brass Eagle or the sale of all or substantially all of its assets. Pursuant to the terms of the Agreement, Mr. Scott was paid an annual base salary of $193,500 in 2000. The Agreement provides for certain bonus compensation in subsequent years to be determined based upon performance targets set by Brass Eagle's Board of Directors after consultation with Mr. Scott. Under the Employment Agreement, Mr. Scott is subject to certain non-disclosure, non-competition and non-solicitation covenants applicable during the term of his employment and until one year after termination of his employment.

   Brass Eagle has entered into Change-of-Control Agreements with Steven R. DeMent, J.R. Brian Hanna, Mark Skrocki, John D. Flynn, Steven R. Cherry and Charles Prudhomme. These Agreements provide that the employee would receive one year's pay plus bonus in the event of a change in control of Brass Eagle.

Compensation Committee Interlocks and Insider Participation

   The members of the Compensation Committee are Anthony J. Dowd, E. Lynn Scott and Marvin Griffin. Mr. Scott serves as President and Chief Executive Officer of Brass Eagle. Mr. Scott also serves on the Board of Directors of Daisy. Mr. Griffin is the Chairman of the Board of Daisy and also serves on Brass Eagle's Compensation Committee.

Report of Compensation Committee

   The following report addressing Brass Eagle's compensation policies for executive officers for 2000 is submitted by the Compensation Committee of the Board of Directors.

   As required by the proxy rules promulgated by the Securities and Exchange Commission, this Report of the Compensation Committee of the Board of Directors describes the overall compensation goals and policies applicable to the executive officers of Brass Eagle, including the basis for determination of the compensation of executive officers for fiscal year 2000. The Report also discusses the setting of 2000 compensation of E. Lynn Scott. The term "Executive Officers" is used below to refer to the executive officers of Brass Eagle other than Mr. Scott.

   COMPOSITION OF COMPENSATION COMMITTEE. The members of the Compensation Committee are Anthony Dowd, Marvin W. Griffin, Jr. and E. Lynn Scott. Mr. Scott's inclusion on the Committee is deemed to be in the best interests of Brass Eagle due to his intimate knowledge of the performance of the Executive Officers. The philosophy of the committee emphasizes inclusiveness. Thus the Bonus Plan covers all employees of Brass Eagle, and all employees were eligible to purchase stock under the Employee Stock Purchase Plan, which terminated on December 31, 2000.

   COMPENSATION PHILOSOPHY AND OBJECTIVES. The Committee believes that compensation of Brass Eagle's executive officers should be set at a competitive level and be based upon Brass Eagle's overall financial performance, achievement of strategic goals and individual performance, with a view toward building value for Brass Eagle's Stockholders. Within this overall philosophy, the following principles guide Brass Eagle's compensation policies for executive officers:

*  Provide competitive levels of compensation that enable Brass Eagle to attract and retain experienced, talented Executive Officers;
*  Compensate Executive Officers based on Brass Eagle's progress toward achievement of its short and long-term strategic and financial goals;
*  Compensate Executive Officers based on the performance of the individual Executive Officer, and his contribution to Brass Eagle's performance; and
*  Maintain and strengthen the incentive for Executive Officers to increase the price of Brass Eagle's Common Stock.

   The Committee believes that adherence to these objectives is essential in order to attract and retain highly qualified officers, whose contributions are necessary for the continued growth and success of Brass Eagle. Information concerning the specific implementation of these policies in the 2000 compensation arrangements of the Executive Officers and Mr. Scott is provided below.

   ANNUAL SALARIES. Salaries of Executive Officers are generally reviewed on an annual basis and adjustments made based on the Committee's subjective evaluation of the individual's performance and Brass Eagle's performance, taking into account both qualitative and quantitative factors. Among the factors considered by the Committee have been the recommendations of Mr. Scott and the importance of retaining key Executive Officers. Subject to Board approval, the Committee makes decisions concerning the Executive Officers.

   Generally, increases have been in the 4% to 5% range per year.

   INCENTIVE BONUS. The 2000 Brass Eagle Bonus Plan was established in early 2000. The Bonus Plan covers all employees of Brass Eagle, although at varying percentages of base pay depending on the level of the employee. The total pay out under the Plan was $376,047.

   STOCK OPTIONS. Brass Eagle's 1997 Stock Option Plan permits the award of options to purchase Common Stock of Brass Eagle to Executive Officers, managers and key employees. The award of stock options is intended to align the interests of Executive Officers with the Stockholders by providing the Executive Officers with an incentive to bring about increases in the price of the Common Stock. Brass Eagle's policy is to award options to purchase Common Stock at a price that equals or exceeds the market price on the date of grant. Accordingly, the Executive Officers derive a financial benefit from an option only if the price of Common Stock increases. Options granted have not had performance contingencies, but realization of the value provided through the options has generally required the Executive Officer to remain with Brass Eagle until the options vest. The options awarded vest at the rate of 25 percent (25%) per year.

   In fiscal year 2000, Brass Eagle awarded options to purchase 73,145 shares to Executive Officers.

   STOCK OPTION REPRICINGS. The Board of Directors monitors the compensation and benefits provided to Brass Eagle's Executive Officers, managers and other key employees in order to further the goals and objectives of Brass Eagle's compensation program. On November 19, 1999, the Board of Directors repriced 16,000 options with exercise prices of $15.25 per share that were originally granted on February 4, 1998 and 115,000 options with exercise prices of $15.50 per share that were originally granted on February 1, 1999. The exercise price of these options was lowered to $8.00 per share, the market trading price of Brass Eagle's Common Stock on the date of repricing. These repricings were effected in response to the changes in the market trading prices of Brass Eagle's Common Stock during 1999. The repricings were intended to provide continued motivation to Brass Eagle's Executive Officers, managers and other key employees and to maintain the alignment of interests between these employees and the stockholders of Brass Eagle.

   COMPENSATION OF CHIEF EXECUTIVE OFFICER. E. Lynn Scott's compensation is set pursuant to an Employment and Non-competition Agreement dated September 15, 1997, which runs for a three-year period, with options to renew. Mr. Scott's compensation and bonus schedule is set by this Agreement and included $193,500 salary and $49,830 of bonus for 2000. Mr. Scott is eligible to receive stock options pursuant to this Agreement, and as of December 31, 2000 had been awarded options to purchase 126,395 shares of Common Stock pursuant to the 1997 Stock Option Plan.

   OTHER COMPENSATIONS. Brass Eagle has a number of broad-based employee benefit plans in which Executive Officers participate on the same terms as other employees meeting the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans.

   The Omnibus Budget Reconciliation Act of 1993 ("OBRA") generally prevents public corporations from deducting as a business expense that portion of compensation exceeding $1 million paid to a named executive officer in the Summary Compensation Table. This deduction limit does not apply to "performance-based compensation." The Compensation Committee intends to monitor its compensation plan to comply with OBRA when necessary.

Submitted by the Compensation Committee of the Board of Directors:

Anthony J. Dowd
Marvin Griffin
Lynn Scott

Company Performance

   The graph below compares from November 25, 1997 (the date Brass Eagle was first listed for trading on the NASDAQ National Market) until December 31, 2000, the cumulative total returns on Brass Eagle's Common Stock to the NASDAQ Stock Market Composite Index, and to the average of the cumulative total return for a Peer Group consisting of ten leisure companies. The cumulative total return on Brass Eagle's Common Stock assumes $100 invested in such stock on November 25, 1997, and assumes reinvestment of dividends.

**TOTAL RETURN TO STOCKHOLDERS**
**(Assumes $100 investment on 11/25/97)**

300
250
200
150
100
50
0
DOLLARS
11/25/97
12/31/97
12/31/98
12/31/99
12/29/00
Brass Eagle
Peer Group
Nasdaq Composite

Total Return Analysis
	11/25/97	12/31/97	12/31/98	12/31/99	12/29/00
Brass Eagle	$100.00	$112.50	$139.80	$45.45	$69.32
Peer Group*	$100.00	$96.60	$40.10	$43.70	$33.11
Nasdaq Composite	$100.00	$98.80	$138.00	$256.00	$155.40

Source: Integrated Corporate Relations. Data from Fact Set and Bloomberg Financial Markets

* The Peer Group is a composite of 10 leisure companies including; AMF Bowling Inc., Cannondale Corp., Bell Sports Inc., Coleman, Callaway Inc., First Team Sports Inc., GT Bikes, Huffy Corp, K2 Inc. and Marker International. Bell Sports went private and stopped trading on August 17, 1998. Coleman was acquired by Sunbeam and stopped trading on January 6, 2000. GT Bikes was acquired by Schwinn and stopped trading on October 2, 1998. Marker International was de-listed from Nasdaq, but still trades on OTC Bulletin Board. AMF Bowling Inc. was de-listed from the New York Stock Exchange, but still trades on OTC Bulletin Board.

CERTAIN TRANSACTIONS

1.  Mr. Scott is the President, Chief Executive Officer and a director of Brass Eagle and a director and stockholder of Daisy Manufacturing Company ("Daisy"). Mr. Griffin is the Chairman of the Board of Directors of Brass Eagle, the Chairman of the Board of Daisy and a greater than 5 percent stockholder of Brass Eagle and a greater than 5 percent stockholder of Daisy. As a consequence, each of these persons may be deemed to have a material direct or indirect interest in Daisy. Brass Eagle, prior to November 24, 1997, operated as a division of a predecessor to Daisy. On November 24, 1997, a reorganization (the "Reorganization") was effected pursuant to an assignment, assumption and indemnification agreement (the "Assignment, Assumption and Indemnification Agreement") which provided for (i) Brass Eagle transferring all of its non-paintball related assets, operations, and liabilities to Daisy, retaining only its paintball related assets, operations, and liabilities, and (ii) Daisy agreeing to indemnify and hold harmless Brass Eagle and its officers, directors, employees and stockholders from and against all liabilities and obligations related to Brass Eagle's non-paintball related operations, including, without limitation, (a) any products liability claim relating to any products sold by Brass Eagle prior to Reorganization (other than products sold under the Brass Eagle name) and any products sold by Daisy after the Reorganization, and (b) any claim by an employee or former employee of Brass Eagle or of Daisy to the extent that such claim relates to post-retirement medical or pension benefits that are attributable to the employment of any such individual in Brass Eagle's non-paintball related operations.

2.  Each of the directors, including Anthony Dowd as agent for Charter Oak, and each of the Named Executive Officers except for J.R. Brian Hanna are guarantors under a Continuing Guaranty pursuant to which they have guaranteed the obligations of Daisy under the Assignment, Assumption and Indemnification Agreement. The obligations of the guarantors are several and separate according to their pro rata ownership of the outstanding shares of Daisy common stock at the time of the Reorganization. The aggregate amount of Daisy's obligations guaranteed is Five Million Dollars for the two years following the Reorganization and Three Million Dollars for the following two years. The term of the Guaranty expires on the earlier of (i) four years following the date of the Reorganization, or (ii) the date that one of the nation's six largest accounting firms renders a determination that Daisy alone may satisfy its obligations under the Assignment, Assumption and Indemnification Agreement. Obligations of guarantors for claims made prior to the fourth anniversary of the effective date of the Guaranty shall survive its termination.

3.  Messrs. Griffin and Scott were holders of shares of preferred stock of Brass Eagle, which were canceled in connection with the Reorganization. Brass Eagle entered into agreements with Messrs. Griffin and Scott concurrently with the Reorganization, pursuant to which Brass Eagle will indemnify each of them against any income tax imposed on them as a result of such cancellation of their preferred stock. It is not possible to predict whether any such tax will be imposed and, consequently, whether such indemnification will be required. If such indemnification is required, it is also not possible to estimate the precise amount thereof, although Brass Eagle does not believe that its obligation would exceed approximately $240,000 with respect to Mr. Griffin and approximately $90,000 with respect to Mr. Scott. If any such indemnification payment is required, Brass Eagle believes that it would be entitled to claim a corresponding compensation deduction for income tax purposes, and therefore, any additional indemnification costs would be offset by these income tax deductions. Consequently, Brass Eagle believes that any additional indemnification payments that it may be required to make would not have a material adverse effect on Brass Eagle or its prospects.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires Brass Eagle's directors and executive officers, and persons who own more than 10 percent of Brass Eagle's Common Stock, to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. initial reports of ownership and reports of changes in ownership of stock of Brass Eagle.

   To Brass Eagle's knowledge, based solely on a review of copies of reports provided by such individuals to Brass Eagle and written representations of such individuals that no other reports were required, during the year ended December 31, 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were met.

INDEPENDENT PUBLIC ACCOUNTANTS

   Brass Eagle utilized Crowe, Chizek and Company LLP, as independent public accountants for the year ended December 31, 2000. Representatives of Crowe Chizek and Company LLP are not expected to be present at the annual meeting of Stockholders. Independent public accountants have not yet been appointed for the year 2001.

STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

   Brass Eagle has not yet determined the date of its annual meeting for 2002, but expects to hold the meeting in the middle of May of 2002 and to mail its proxy materials on or about April 1, 2002. Proposals of stockholders intended to be presented at Brass Eagle's annual meeting of stockholders in 2002 must be received by Brass Eagle at its principal executive offices a reasonable time prior to April 1, 2002 in order to be included in Brass Eagle's Proxy Statement and form of Proxy relating to that meeting. If a stockholder intends to present a proposal at Brass Eagle's annual meeting in 2002 without requesting Brass Eagle to include the proposal in Brass Eagle's proxy material, the stockholder must notify Brass Eagle of the proposal a reasonable time prior to April 1, 2002. Otherwise, at the meeting management may, with regard to the proposal, use its discretionary authority to vote the proxies held by it even though there will be no discussion of the proposal in the 2002 proxy statement.

OTHER MATTERS

   Management of Brass Eagle knows of no other matters that may come before the meeting. However, if any matters other than those referred to herein should properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their judgment.

ADDITIONAL INFORMATION AVAILABLE

   A COPY OF BRASS EAGLE'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER UPON WRITTEN REQUEST TO JOHN D. FLYNN, SECRETARY, 1201 S.E. 30TH STREET, BENTONVILLE, ARKANSAS 72712.

By order of the Board of Directors

JOHN D. FLYNN
Secretary

Bentonville, Arkansas
April 18, 2001

EXHIBIT A

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
BRASS EAGLE INC.
CHARTER

I.  PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance, accounting, and legal compliance that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee shall encourage continuous improvement of, and shall foster adherence to, the corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to :

*  Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

*  Review and appraise the audit efforts of the Corporation's independent accountants.

*  Provide an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter.

II.  COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall he independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant. Changes in the Committee required to achieve this composition will be implemented on or before June 1, 2001.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.  MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation's financial statements consistent with IV.3. below).

IV.  RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1.  Review and update this Charter periodically, at least annually, as conditions dictate.

2.  Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

3.  Review with financial management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

Independent Accountants

1.  Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

2.  Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant. The Board of Directors and the Committee have the authority and responsibility to select, evaluate and replace the independent accountants.

3.  Periodically consult with the independent accountants and approve any proposed change relating to internal controls and the fullness and accuracy of the organization's financial statements.

4.  The independent accountants are ultimately accountable to the Board of Directors and the Audit Committee.

5.  The Committee shall ensure that the independent accountants submit a formal written statement regarding relationships and services which may affect objectivity and independence, for discussing any relevant matters with the independent accountants, and for recommending that the full Board take appropriate action to address the accountant's independence.

Financial Reporting Processes

1.  In consultation with the independent accountants, review the integrity of the organization's financial reporting processes, both internal and external.

2.  Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

3.  Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants or management.

Process Improvement

1.  Establish regular and separate systems of reporting to the Audit Committee by each of management and the independent accountants regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

2.  Following completion of the annual audit, review separately with each of management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

3.  Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

4.  Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

Legal Compliance

1.  Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.

2.  Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.

3.  Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.